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                            ARTICLES OF CORRECTION
                                      OF
                        HOUSTON INTERWEB DESIGN, INC.

     This correction is submitted pursuant to article 1302-7.01, Texas Miscellaneous Corporation Laws Act for a corporation to correct a document which is an inaccurate record of the entity action, contains an inaccurate or erroneous statement, or was defectively or erroneously executed, sealed, acknowledged or verified.


                                 ARTICLE ONE

     The name of the entity is Houston Interweb Design, Inc.


                                 ARTICLE TWO

     The document to be corrected is the Amended and Restated Articles of Incorporation which was filed in the Office of the Secretary of State on the 17th day of August, 1998.


                                 ARTICLE THREE

     The inaccuracy, error, or defect to be corrected is found in the last paragraph and states the following: The number of outstanding shares on said date was 92,600 and all 92,600 voted in favor of the adoption.


                                  ARTICLE FOUR

     As corrected, the inaccurate, erroneous, or defective portion of the document reads as follows: The number of outstanding shares on said date was 97,145.4545 and all 97,145.4545 voted in favor of the adoption.



                                   By: /s/ Lee A. Magness
                                      ---------------------------------------
                                      LEE A. MAGNESS, CHIEF FINANCIAL OFFICER